TO BUSINESS, RETAILING AND MEDICAL EDITORS:

       RMED International Announces Merger with Jettar, Ltd.,
       Forming a $20 Million Baby Diaper Manufacturing Company

      WESTPORT, Conn., Sept. 23/PRNewswire/ -- RMED International, Inc. (OTC Bulletin Board: TUSH), which markets and sells Tushies(R) and TenderCare(R) brand baby products, is pleased to announce an agreement in principal to merge with Jettar, Ltd., Eau Claire, WI, a privately held company. Jettar manufactures private label and their own Bumpies(R) and Rock-A-Bye(R) branded baby diapers. The merger is expected to be finalized in the 4th quarter of 1998.

      Tushies and TenderCare Baby Products are marketed through Internet web sites, mail order and health food stores such as Whole Foods and Wild Oats. Bumpies and Rock-A-Bye branded products appear in Super Valu, Kroger, Fleming Foods and Rich Foods.

      The combined 1999 revenue of the companies is projected to be $20 million with projected 1999 net earnings of $5 million. After the merger, approximately
9.5 million shares will be outstanding.

      "We are excited at this opportunity and look forward to strong growth and profits," said Thomas Biebel, a major principal of Jettar. "We believe this merger will create significant value for our shareholders," said Brenda Schenk, President of RMED.

      The new corporate office will be located in Eau Claire, WI.

      Except for historical matters contained herein, the matters discussed in the press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements may reflect numerous assumptions, especially sales and product mix, and involve risks and uncertainties which may affect RMED International, Inc.'s business and prospects and cause actual results to differ materially from these forward-looking statements.

SOURCE    RMED International, Inc.
      -0-                               09/23/98
      /CONTACT:   Edward Reiss, Chairman of the Board of RMED International,
Inc.,  203-454-8831, or fax, 203-221-7905/
      (TUSH)